Exhibit 3.1

ARTICLES OF AMENDMENT TO

BYLAWS OF

CHARLES & COLVARD, LTD.

Pursuant to Section 55-10-20 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purposes of amending its Bylaws (as amended and restated effective May 19, 2011):

1.	The name of the corporation is Charles & Colvard, Ltd.

2.	The Bylaws are hereby amended as follows:

That Article 3, Section 2 of the Bylaws, as amended and restated to date, be and hereby is further amended by deleting the first sentence and inserting in its place the following:

“The number of directors constituting the board of directors shall be not less than four nor more than nine.”

3.	The amendment was approved by the Board of Directors of Charles & Colvard, Ltd. as required by Chapter 55 of the North Carolina General Statutes.

4.	These Articles of Amendment will become effective January 20, 2025.

IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of January, 2025.

CHARLES & COLVARD, LTD.

By:	/s/ Neal Goldman
Name:	Neal Goldman
Title:	Chairman of the Board of Directors